As filed with the Securities and Exchange Commission on May 18, 2010
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERICOM SEMICONDUCTOR CORPORATION
(Exact name of Registrant, as specified in its charter)

California (State of Incorporation)	3545 North First Street San Jose, California 95134 (Address of principal executive offices)	77-0254621 (I.R.S. Employer Identification No.)

2010 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the Plan)

Alex C. Hui
Chief Executive Officer, President and Chairman of the Board
Pericom Semiconductor Corporation
3545 North First Street, San Jose, California  95134
(408) 435-0800
(Name, address and telephone number of agent for service)

Copy to:
Stephen J. Schrader, Esq.
Baker & McKenzie LLP
Two Embarcadero Center, 11th Floor
San Francisco, California 94111
(415) 576-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
(Check one):
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock (no par value) reserved for future issuance pursuant to the 2010 Employee Stock Purchase Plan (3)	2,000,000 shares	$11.64	$23,280,000.00	$1,659.86

(1)
Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of the Registrant’s common stock which become issuable under the plan set forth herein by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended (the “Act”).  The offering price per share and aggregate offering price for the 2,000,000 shares being registered are based upon $11.64 per share, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Stock Market on May 13, 2010.

(3)	Each share of common stock includes Preferred Stock Purchase Rights that, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The contents of the following documents filed by Pericom Semiconductor Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) are incorporated by reference into this registration statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 27, 2009, filed with the SEC on September 25, 2009, including all material incorporated by reference therein;

(b) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 26, 2009, filed with the SEC on November 5, 2009;

(c) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended December 26, 2009, filed with the SEC on February 4, 2010;

(d) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 27, 2010, filed with the SEC on May 6, 2010;

(e) The Company’s Current Reports on Form 8-K filed with the SEC on August 7, 2009, November 17, 2009, December 4, 2009, and March 15, 2010, and all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s latest Annual Report referred to in (a) above (and provided that any portions of such reports that are deemed furnished and not filed pursuant to the instructions to Form 8-K shall not be incorporated by reference into this registration statement); and

(f) The descriptions of the Company’s common stock set forth in its Registration Statements on Form 8-A, filed with the SEC on October 27, 1997, and March 14, 2002, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

Item 4.  DESCRIPTION OF SECURITIES

Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 317 of the California Corporations Code, the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Company’s Bylaws also provide for mandatory indemnification of its directors and executive officers and permissive indemnification of its employees and agents, to the fullest extent permissible under California law.

The Company’s Articles of Incorporation provide that the liability of its directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Pursuant to California law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its shareholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under California law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under California law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Company has entered into agreements with its directors and certain of its executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated entities, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

The Company maintains liability insurance for its directors and officers.

Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

Item 8.  EXHIBITS

Exhibit
Number	Description of Document

4.1
Rights Agreement between Pericom Semiconductor Corporation and Equiserve Trust Company, N.A. dated as of March 6, 2002, including Form of Right Certificate attached thereto as Exhibit B, filed as Exhibit 4 to the Company’s Registration Statement on Form 8-A filed with the SEC on March 14, 2002, and incorporated herein by reference.

5.1	Opinion of Baker & McKenzie LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Baker & McKenzie LLP is contained in Exhibit 5.1 to this registration statement.

24.1	Power of Attorney is contained on the signature pages.

99.1
2010 Employee Stock Purchase Plan, attached as Appendix A to the Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held December 11, 2009, filed with the SEC on October 23, 2009, and incorporated herein by reference.

Item 9. UNDERTAKINGS

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(2)  That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on May 11, 2010.

PERICOM SEMICONDUCTOR CORPORATION

By:	/s/ Alex C. Hui
Alex C. Hui
Chief Executive Officer, President and Chairman of the Board

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alex C. Hui and John Chi-Hung  Hui, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Alex C. Hui	Chief Executive Officer, President and Chairman of	May 11, 2010
Alex C. Hui	the Board (Principal Executive Officer)

/s/ Aaron Tachibana	Chief Financial Officer (Principal Financial and	May 11, 2010
Aaron Tachibana	Accounting Officer)

/s/ John Chi-Hung Hui	Senior Vice President, Research and Development	May 12, 2010
John Chi-Hung Hui	and Director

/s/ Hau L. Lee	Director	May 17, 2010
Hau L. Lee

/s/ Siu-Weng Simon Wong	Director	May 17, 2010
Siu-Weng Simon Wong

/s/ Michael J. Sophie	Director	May 17, 2010
Michael J. Sophie

/s/ Dennis McKenna	Director	May 17, 2010
Dennis McKenna

/s/ Edward Y. Yang	Director	May 17, 2010
Edward Y. Yang

EXHIBIT INDEX

Exhibit
Number	Description of Document

4.1
Rights Agreement between Pericom Semiconductor Corporation and Equiserve Trust Company, N.A. dated as of March 6, 2002, including Form of Right Certificate attached thereto as Exhibit B, filed as Exhibit 4 to the Company’s Registration Statement on Form 8-A filed with the SEC on March 14, 2002, and incorporated herein by reference.

5.1	Opinion of Baker & McKenzie LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Baker & McKenzie LLP is contained in Exhibit 5.1 to this registration statement.

24.1	Power of Attorney is contained on the signature pages.

99.1
2010 Employee Stock Purchase Plan, attached as Appendix A to the Definitive Proxy Statement on Schedule 14A for our Annual Meeting of Shareholders held December 11, 2009, filed with the SEC on October 23, 2009, and incorporated herein by reference.